Exhibit 23.1
Letterhead of S. W. Hatfield, CPA
November 16, 2006
Board of Directors and/or Audit Committee
PLAYLOGIC ENTERTAINMENT, INC.
Concertgebouwplein 13
1071 LL Amsterdam
The Netherlands

RE:	Playlogic Entertainment, Inc.
SEC File #: 0-49649
CIK #: 1141590
Gentlemen:
Through August 22, 2006, the registered independent certified accounting firm of S. W. Hatfield, CPA was the auditor of record for Playlogic Entertainment, Inc. (Company).
Recent developments relating to various representations by either the Company’s management or the Company’s legal counsel have disclosed the existence of various related party transactions that may be subject to interpretation as the current representations may differ from the original discussions and/or disclosures and may be considered contrary or materially different than 1) the original written and/or oral representations made to this firm by Company’s management and/or legal counsel or 2) to the publicly filed written representations made by Company management in various annual and quarterly filings with the U. S. Securities and Exchange Commission.
Due to the uncertainty of the most appropriate accounting treatment and disclosures involving these transactions and/or disclosures, based upon current representations, the financial statements of Playlogic Entertainment, Inc. as of and for the periods ended September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006 may not present fairly and accurately the financial condition and results of operations for the Company for those respective periods in accordance with accounting principles generally accepted in the United States of America, applied on a consistent basis, or the Rules and Regulations of the U. S. Securities and Exchange Commission at the date of this Firm’s respective audit opinions or review reports.
Section 561 of the Professional Standards adopted by the Public Company Accounting Oversight Board (United States) establishing auditing standards generally accepted in the United States of America addresses the requirements of the independent auditor when there is subsequent discovery of facts existing at the date of the auditor’s report.
This situation raises various unresolved potentially material issues concerning the most appropriate accounting treatment for and disclosures of these transactions. Therefore, we withdraw our previously issued audit opinion and/or our previously issued review reports (issued separately to the Board of

Directors in compliance with SEC Release 34-42266 and the requirements of Statement of Auditing Standards 71 and the appropriate cross-referenced Statements on Accounting and Review Services), as listed below:

Board of Directors and/or Audit Committee
PLAYLOGIC ENTERTAINMENT, INC.
November 16, 2006

Our Report of Independent Accountant’s Review Report on the Company’s financial statements as of and for the nine and three months ended September 30, 2005, dated November 2, 2005.
Our Report of Independent Registered Certified Public Accounting Firm on the Company’s financial statements as of and for the year ended December 31, 2005, dated May 1, 2006.
Our Registered Independent Certified Accounting Firm’s Review Report on the Company’s financial statements as of and for the three months ended March 31, 2006, dated May 22, 2006.
Our Registered Independent Certified Accounting Firm’s Review Report on the Company’s financial statements as of and for the six and three months ended June 30, 2006, dated August 22, 2006.
Pursuant to the Professional Standards issued by the Public Company Accounting Oversight Board (United States), we advise you that this letter should be communicated by the Company to any and all individuals who may have relied upon any of the aforementioned financial statements in making an investment in the Company’s securities during the period between the filing of the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 and the receipt date of this letter. Request is made upon the Company to include this correspondence as an attachment or exhibit to any public filing, such as a Current Report on Form 8-K filing, which references disclosures concerning the related party transactions at issue.”
Yours truly,
/s/ S. W. Hatfield, CPA
S. W. HATFIELD, CPA

cc:	U. S. Securities and Exchange Commission
Division of Corporate Finance — Office of the Chief Accountant